EXHIBIT 10.1

AMENDMENT NO. 6 TO DEED OF LEASE

THIS AMENDMENT NO. 6 TO DEED OF LEASE (“Amendment”) is made as of the __30___ day of ____May___________, 2018 (“Effective Date”), by and between SOUTH OF MARKET LLC, a Delaware limited liability company (“Landlord”), and COMSCORE, INC., a Delaware corporation (“Tenant”).

RECITALS

Recital 1.     Landlord and Tenant are parties to a certain Deed of Lease, dated December 21, 2007, as amended by a certain Amendment No. 1, dated April 28, 2008, a certain Amendment No. 2 to Deed of Lease, dated July 28, 2010, a certain Amendment No. 3 to Deed of Lease, dated December 29, 2011 (“Third Amendment”), a certain Amendment No. 4 to Deed of Lease, dated September 8, 2014, and a certain Amendment No. 5 to Deed of Lease, dated January 26, 2015 (as so amended, “Lease”), under which Landlord leases to Tenant approximately 83,577 square feet of rentable area (“Premises”) situated on the third (3rd), fourth (4th), fifth (5th) and sixth (6th) floors of the building commonly known as Two South of Market located at 11950 Democracy Drive, Reston, Virginia (“Building”).

Recital 2.     Landlord and Tenant desire to amend the Lease to extend the Lease Term thereof make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.    Recitals Incorporated; Defined Terms. The foregoing recitals are incorporated by reference into this Section as if set forth in this Section in full. All capitalized terms used and not otherwise defined herein shall have the same meanings as provided for such terms in the Lease.

2.    Extension of the Lease Term. The Lease Term is hereby extended with respect to the entire Premises for a period of five (5) years (“Extension Term”), commencing on August 1, 2022 (“Extension Commencement Date”) and ending on July 31, 2027, unless otherwise terminated earlier in accordance with the provisions of the Lease.

3.    Base Rent.

(a)    Tenant shall pay to Landlord Base Rent for the Premises, without set off, deduction or demand, at the applicable rate(s) set forth in the Lease through July 31, 2022.

(b)    (i)    Beginning on the Extension Commencement Date, Tenant shall pay to Landlord, as annual Base Rent for the Premises, without set off, deduction or demand, an amount equal to the product of Fifty-Seven and 00/100 Dollars ($57.00) multiplied by the total number of square feet of rentable area in the Premises.

(ii)    Beginning on the first anniversary of the Extension Commencement Date and on each anniversary thereafter, the annual Base Rent set forth in Section 3(b)(i) above shall be increased by two and fifty hundredths percent (2.50%) of the amount of annual Base Rent payable for the Premises during the immediately preceding twelve (12) month period (without regard to any abatement or offset applicable thereto).

(iii)    Provided Tenant is not in an Event of Default under the Lease beyond any applicable notice and cure periods, Landlord hereby agrees to grant Tenant an abatement of one hundred percent (100%) of the Base Rent payable hereunder for the Premises for the first (3) full calendar months of the Extension Term. Except as provided in the immediately preceding sentence, Tenant shall pay the full amount of the Base Rent due in accordance with the provisions of this Section 3(b). Notwithstanding anything to the contrary in this Section 3(b)(iii), the rent escalation, as required by Section 3(b)(ii), shall be based on the full and unabated annual Base Rent for the Premises payable during the applicable preceding twelve (12) month period.

4.    Operating Expenses.

(a)    Tenant shall continue to pay Tenant’s Proportionate Share of increases in Operating Expenses, as and when due under the Lease through July 31, 2022.

(b)    Beginning on the Extension Commencement Date, the following shall apply:

(i)    Section 4.1(b)(2)(xlvi) shall be deemed deleted and the following shall be deemed inserted in place thereof: “Property management fees for the Building included in Operating Expenses shall be limited to three percent (3%) of the Building’s gross revenues.”

(ii)    “Base Year” shall mean calendar year 2022.

(iii)    Tenant shall have no obligation to pay Tenant’s Proportionate Share of increases in Operating Expenses for the period commencing on the Extension Commencement Date and continuing through July 31, 2023. Beginning on August 1, 2023, Tenant shall pay Tenant’s Proportionate Share of increases in Operating Expenses as and when due under the Lease (as modified by this Amendment).

5.    Condition of the Premises.

(a)    Tenant shall accept and continue to occupy the Premises in its “as is” condition as of the Extension Commencement Date. Except with respect to Landlord’s on-going repair and maintenance obligations as expressly provided in the Lease, Landlord is under no obligation to make any structural or other alterations, decorations, additions or improvements in or to the Premises or the Building.

(b)    Landlord shall grant Tenant an improvement allowance and Tenant shall have the right to make certain improvements to the Premises, all as more particularly set forth in Exhibit B attached hereto.

6.    Renewal. Tenant shall continue to have the right to renew the Lease Term for two (2) renewal terms as set forth in Rider No. 1 attached to the Lease (as amended by the Third Amendment); provided, however, the Lease is hereby amended to provide that (i) the first Renewal Term shall commence immediately following the expiration of the Extension Term and (ii) Tenant shall exercise such right to renew the Lease Term by giving Landlord the Renewal Option Notice no less than fifteen (15) months and no more than eighteen (18) months prior to, with respect to the first Renewal Term, the expiration of the Extension term or, with respect to the second Renewal Term, the expiration of the first Renewal Term.

7.    Lease Adjustments.

(a)    Articles XXXI and XXXII of the Lease (as amended), and Tenant rights to reduce the size of the Premises and to terminate the Lease set forth therein, are hereby deleted and of no further force or effect, and Tenant hereby waives any Lease Term extension, acceleration, termination and expansion rights that Tenant has or might hereafter have under the Lease (whether fixed, right of opportunity or otherwise), except as expressly set forth in Article XXX of the Lease (as amended by the Third Amendment) and Rider No. 1 attached to the Lease (as amended by the Third Amendment and this Amendment).

(b)    The last sentence of Section 1.3 of the Lease is hereby deleted and the following is inserted in place thereof:

Furthermore, it is understood and agreed that Landlord shall have the continuing right to cause its architect to re-measure the Building, provided that such re-measurement is conducted without interfering with Tenant's use of the Premises, but neither Tenant's Base Rent nor Tenant's Proportionate Share (as defined below) of Operating Expenses may be increased as a consequence of any such re-measurement.

(c)    (i)    Section 5.1(a) of the Lease is hereby deleted and the following is inserted in place thereof:

Landlord is currently in possession of a Letter of Credit in the amount of One Million Seven Hundred Seventy-Five Thousand Three Hundred Seventy-Seven and 32/100th Dollars ($1,775,377.32), as a security deposit (hereinafter referred to as “security deposit” or “Security Deposit”). Among other things Landlord has assigned (or intends to assign) to the holder of the mortgage now or hereafter encumbering the Building, all of Landlord’s interest in this Lease, including, without limitation, the Security Deposit.

(ii)    Section 5.1(d) of the Lease is hereby deleted and the following table is inserted in place thereof:

Provided that, as of the Reduction Date (as defined below), (i) no monetary default or material non-monetary Event of Default has occurred and is then continuing under this Lease and (ii) Tenant has annual revenues of no less than $350 million (in 2022 United States Dollars) and is publicly traded on a nationally recognized stock exchange, Tenant shall have the right to reduce the security deposit by the amount set forth below with respect to each Reduction Date:

Reduction Date	Security Deposit Reduction Amount
August 1, 2022	$397,000.00
August 1, 2024	$397,000.00
August 1, 2025	$584,000.00

(iii)    The second sentence of the paragraph immediately following the table set forth in Section 5.1(d) is hereby deleted.

(iv)    The last sentence of Section 5.1(d) of the Lease is hereby deleted and the following is inserted in place thereof: “In addition, in no event shall the Security Deposit be reduced to an amount less than $397,377.32.”

8.    Amendment No. 3 Rent Abatement Reduction. One Freedom Square, LLC (“One Freedom Square Landlord”), an affiliate of Landlord, and Tenant are parties to a certain Deed of Lease, dated December 29, 2011 (as amended, “One Freedom Square Lease”), under which One Freedom Square Landlord leases to Tenant certain premises at the building commonly known as One Freedom Square located at 11951 Freedom Drive, Reston, Virginia. If Tenant terminates the One Freedom Square Lease and elects to reduce the Termination Payment (as defined in the One Freedom Square Lease) by $860,000.00 as set forth in that certain [Termination Agreement], dated on or about the date hereof, between One Freedom Square Landlord and Tenant, Tenant acknowledges and agrees that the Amendment No. 3 Rent Abatement set forth in the Third Amendment shall be reduced by $860,000.00 (i.e., the Amendment No. 3 Rent Abatement Period shall be shortened such that Tenant shall be obligated to pay an additional $860,000.00 in Base Rent under the Lease).

9.    Broker. Landlord recognizes CBRE, Inc. (“Broker”) as the sole broker procuring this Amendment and shall pay said Broker a commission pursuant to a separate agreement between said Broker and Landlord. Landlord and Tenant each represent and warrant to the other that, except as provided in the preceding sentence, neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Amendment. Landlord shall indemnify and hold Tenant harmless from and against all claims, costs, damages, demands, actions, liabilities, expenses and causes of action (including, without limitation, attorney's fees) of any sort arising out of, resulting from or relating to a breach of the above representation and warranty by Landlord. Tenant shall indemnify and hold Landlord harmless from and against all claims, costs, damages, demands, actions, liabilities, expenses and causes of action (including, without limitation, attorney's fees) of any sort arising out of, resulting from or relating to a breach of the above representation and warranty by Tenant.

10.    Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Tenant enforceable according to the terms thereof.

11.    [intentionally omitted]

12.    Mutual Negotiation. Landlord and Tenant each hereby covenant and agree that each and every provision of this Amendment has been jointly and mutually negotiated and authorized by both Landlord and Tenant, and in the event of any dispute arising out of any provision of this Amendment, Landlord and Tenant do hereby waive any claim of authorship against the other party.

13.    General Provisions.

(a)    Landlord and Tenant hereby represent and warrant to each other that all necessary action has been taken to enter this Amendment and that the persons signing this Amendment on behalf of Landlord and Tenant, respectively, have been duly authorized to do so.

(b)    Landlord and Tenant agree that the terms and conditions of this Amendment and the Lease shall remain confidential and shall not be disclosed, directly or indirectly, to any individual or entity by either Landlord or Tenant without the express written consent of the other, with the exception of consultants, brokers, employees, agents, lawyers, accountants and other professionals employed or retained directly by either or both of the parties to negotiate or work on this Amendment who have a legitimate need to know such information, and any other disclosures as may be required to comply with applicable Legal Requirements or otherwise required by a court of law or in connection with any other legal arbitration or dispute resolution proceeding. Any and all public announcements regarding the Lease or this Amendment and any public announcement using either party’s name must be approved in writing by such party prior to publication or other dissemination.

(c)    This Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. This Amendment may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by all parties hereto. All of the covenants contained in this Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives and permitted successors and assigns.

(d)    This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment. The parties acknowledge and agree that they will accept faxed transmissions of, or electronically scanned and transmitted versions of, an original signature.

(e)    If any provision of this Amendment or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.

(f)    This Amendment shall be governed by and construed in accordance with the laws of the jurisdiction in which the Building is located, without regard to the conflicts of laws principles.

(g)    In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment on or as of the day and year first above written.

LANDLORD:

SOUTH OF MARKET LLC,
a Delaware limited liability company

By:	BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member and manager

By:	BOSTON PROPERTIES INC., a Delaware Corporation, its general partner

By:	/s/ Jonathan L. Kaylor
Name:	Jonathan L. Kaylor
Title:	Senior Vice President

TENANT:

COMSCORE, INC.,
a Delaware corporation

By:	/s/ Gregory A. Fink
Name:	Gregory A. Fink
Title:	Chief Financial Officer and Treasurer

[AMENDMENT NO. 6 TO DEED OF LEASE]

EXHIBIT A

DIAGRAM OF THE PREMISES

[attached]

EXHIBIT B

WORK AGREEMENT

All capitalized terms not defined herein shall have the meaning set forth in the Amendment.

1.    Authorized Representatives. Tenant designates [____________ and/or ___________]1 (“Tenant’s Authorized Representative”) as the person(s) authorized to approve in writing all plans, drawings, specifications, change orders, charges and approvals pursuant to this Exhibit (and the act of either of the aforenamed persons shall be sufficient to bind Tenant). Landlord designates Sharon Clayborne, Vice President, Construction (“Landlord’s Authorized Representative”) as the person authorized to approve in writing all plans, drawings, specifications, change orders, charges and approvals pursuant to this Exhibit, subject to any applicable partnership restrictions (and the act of the aforenamed person shall be sufficient to bind Landlord). Either party may designate a substitute Authorized Representative by written notice to the other party. Neither party shall be obligated to respond to any instructions, approvals, changes, or other communications in connection with this Exhibit from anyone claiming to act on the other party’s behalf other than their Authorized Representative. All references in this Exhibit to actions taken, approvals granted, or submissions made by either party shall mean that such actions, approvals or submissions have been taken, granted or made, in writing, by such party’s Authorized Representative acting for such party.

2.    Leasehold Work. The leasehold improvements to the Premises made in connection with the Amendment (“Leasehold Work”) shall be designed and constructed in accordance with the terms of this Exhibit.

3.    Architect and Engineers.

(a)    Tenant shall engage an architect reasonably approved by Landlord, to prepare all plans for the Leasehold Work (“Leasehold Architect”). Landlord, at Landlord’s sole expense, separate from the Tenant Improvement Allowance, shall fund an allowance to be used by Tenant for test fit planning as set forth in Section 4(f). The Leasehold Architect will engage the base building MEP Engineer to prepare the engineering drawings related to the Leasehold Work. If the Leasehold Architect is unable to employ the base building MEP Engineer on acceptable terms, after consultation with Landlord, Tenant shall direct the Leasehold Architect to retain another qualified engineer, approved by Landlord in its sole discretion, and Leasehold Architect shall cause the chosen leasehold engineer to coordinate its drawings for the Premises with the base building MEP Engineer. The engineer so engaged by the Leasehold Architect is hereinafter referred to as the “Leasehold Engineer.”

(b)    Tenant may employ a professional project management or construction management firm, reasonably approved by Landlord, to provide project management services with respect to the Leasehold Work, and shall pay any fees due to the project manager for such services, which fees may be paid from the Improvement Allowance (subject to the permitted application thereof pursuant to Section 6(a)).
__________________________
1 Tenant: Please provide.

Exhibit B, Page 1

4.    Plans for Leasehold Work.

(a)    Tenant shall cause the Leasehold Architect and the Leasehold Engineer to prepare final construction documents (“Construction Documents”) for the Leasehold Work, in a form approved by Tenant, for submission to Landlord for its approval. If Landlord has any comments with respect to the Construction Documents, Landlord shall use commercially reasonable efforts to make such comments known to Tenant within ten (10) business days following Landlord’s receipt of the Construction Documents. All of the Construction Documents for the Leasehold Work that have been submitted by Tenant and approved by Landlord shall be referred to herein collectively as the “Leasehold Plans.”

(b)    All plans, drawings and documents related to the Leasehold Work (and any change orders related thereto) shall be submitted to Landlord for its approval in accordance with this Exhibit, which approval shall not be unreasonably withheld, conditioned or delayed with respect to components of the Leasehold Work that do not constitute Structural Alterations, but which approval with respect to any components of the Leasehold Work that constitute Structural Alterations, may be granted or withheld in Landlord’s sole discretion. Tenant shall incorporate into the Leasehold Work the standard building requirements and materials as identified by Landlord.

(c)    Any changes to the Leasehold Plans made after Landlord’s initial review and approval must be clearly noted on the Leasehold Plans and submitted to Landlord, together with a written narrative describing the changes, for Landlord’s additional approval. Tenant shall be responsible for all costs related to the failure to identify any such changes.

(d)    If Landlord requires that any submission from Tenant be modified in order to obtain Landlord’s approval, then Tenant shall resubmit revised documents, plans, specifications or other materials, as the case may be, incorporating Landlord’s requested changes, to the extent that Landlord’s approval is required by this Exhibit, and responding to any other issues or questions properly reasonably raised by Landlord in its review of any prior submission. Such submission and approval shall continue until approval is granted as submitted.

(e)    Tenant shall be solely responsible to ensure that the Leasehold Plans (and each component thereof) comply with all Legal Requirements and with all design standards set forth in the Rules for Contractors attached hereto as Schedule II and Landlord’s approval thereof shall not constitute Landlord’s representation or approval that such plans comply with all applicable Legal Requirements or such design standards.

(f)    Landlord shall grant Tenant an allowance in an amount equal to $0.12 multiplied by the number of square feet of rentable area in the Premises to be applied toward the costs to design and prepare the Leasehold Plans.

    5.    Leasehold Contractor; Cost of Leasehold Improvements.

(a)    Tenant shall engage a general contractor (“Leasehold Contractor”), to be reasonably approved by Landlord, to construct the Leasehold Work in accordance with the Leasehold Plans. All other contractors and subcontractors for the Leasehold Work shall be approved by

Exhibit B, Page 2

Landlord in writing and in advance of the performance of any work by such contractors or subcontractors. All contractors and subcontractors shall be licensed, of good reputation, have a demonstrated capability to perform quality workmanship, be experienced in performing work of the type contemplated in similar class buildings, and be bondable.

(b)    The cost of the design, permitting and construction of the Leasehold Work, including without limitation, architectural and engineering fees, other design and construction consulting fees, telephone, audio-visual and security cabling and wiring, signage, moving expenses, furniture, fixtures and equipment, and other expenditures for the design and construction of the Leasehold Work, such as permits, permit expediters, “peer review” etc., including Landlord’s Construction Monitoring Fee (collectively, “Leasehold Costs”) shall, in each case, be borne by Tenant, subject to the permitted application of the Improvement Allowance pursuant to Section 6(a).

(c)    During construction of the Leasehold Work, the usage of the Building’s service elevator by Tenant, the Leasehold Contractor, its subcontractors and any other contractors engaged by Tenant in connection with the Leasehold Work shall (i) be coordinated with Landlord and (ii) not interfere with the use of the service elevator by any other contractors working in the Building or any other tenants already occupying their respective premises in the Building. Tenant agrees that other tenants already occupying their respective premises in the Building shall have priority usage of the service elevator during the Building’s normal business hours and any planned usage of the service elevator by Tenant or such contractors for other than moving its respective personnel (i.e., for stocking materials) shall occur on an after-hours basis and shall be coordinated with Landlord’s on-site property management staff. Tenant shall not be required to pay Landlord any fees or charges for use by Tenant and such contractors of the service elevator during construction of the Leasehold Work.

(d)    Tenant shall cause the Leasehold Contractor to engage (or shall otherwise employ) Landlord’s base building subcontractors and consultants set forth in the Rules for Contractors (each a “Required Subcontractor”) for the design and performance of all Leasehold Work related to (i) tie-ins to the base building’s fire and life-safety system and elevators, (ii) the Building’s exterior envelope (including the roof and the glass and glazing systems), (iii) the base building’s HVAC control system and (iv) such other portions of the Leasehold Work that would be customarily performed by a contractor or subcontractor of the same trade as any Required Subcontractor. Landlord shall exercise commercially reasonable efforts to ensure fair pricing for such work.

(e)    All amounts payable by Tenant pursuant to this Exhibit shall be considered additional rent.

6.    Improvement Allowance.

(a)    Provided no monetary default, or non-monetary Event of Default beyond any applicable notice and cure periods, has occurred and is continuing under the Lease, Landlord shall grant Tenant an improvement allowance (“Improvement Allowance”) in an amount equal to $45.00 multiplied by the number of square feet of rentable area in the Premises, to be applied toward the Leasehold Costs. Tenant shall have access to the Improvement Allowance on the Effective Date,

Exhibit B, Page 3

subject to the disbursement requirements set forth herein. At least seventy-five percent (75%) of the Improvement Allowance shall be applied within the entire Premises toward “hard costs” (i.e., the cost of demolition, construction and installation of the Leasehold Work and acquisition of the materials for the Leasehold Work). In addition, Tenant may apply up to twenty-five percent (25%) of the Improvement Allowance toward the costs of (i) audio-visual systems, security systems, furniture, fixtures, equipment, and moving expenses (“Limited Soft Costs”) and (ii) architectural design fees, engineering services, permitting costs, cabling, data and telephone installation and related construction management fees (the items described in clauses (i) and (ii), collectively “Soft Costs”); provided, however, in no event may Tenant apply more than an amount equal to $5.00 multiplied by the number of square feet of rentable area in the Premises toward the Limited Soft Costs. No part of the Improvement Allowance may be applied towards signage costs or rental abatement or credits. Any portion of the Improvement Allowance that remains unreserved and unapplied by December 31, 2019 shall be deemed waived and forfeited. For purposes of this Section 6(a), Improvement Allowance funds shall be deemed reserved only to the extent that the Leasehold Work for which the Improvement Allowance funds will be applied has been completed and a disbursement requisition for such funds has been submitted to Landlord.

(b)    Disbursements of the Improvement Allowance will be made by Landlord within thirty (30) days after Tenant’s submission of a requisition (together with the supporting documentation required hereunder), which requisitions shall be submitted no more frequently than monthly. Delivery to Landlord by Tenant of all the following shall be a condition precedent to Landlord’s obligation to disburse any portion of the Improvement Allowance: (i) invoices for completed portions of the Leasehold Work; (ii) conditional lien waivers for such work from all persons or entities that could file mechanics’ or materialmen’s liens against the Premises, the Building or the land on which the Building is located, with respect to all work performed or services or materials provided through the date of each such invoice (subject only to receipt of the requisitioned amount); (iii) the Leasehold Architect’s written certification that the work for which the requisition is being made has been completed in accordance with the Leasehold Plans; (iv) with respect to any Soft Costs for which Tenant has directly contracted, a certificate specifying the cost of such Soft Costs, together with evidence of such cost in the form of paid invoices, receipts and the like; (v) an updated budget for the Leasehold Work detailing the net cost to complete the Leasehold Work (i.e., net of costs for the Leasehold Work previously paid); and (vi) such other documentation as may be reasonably requested by Landlord. Landlord shall make disbursements directly to Tenant’s Leasehold Contractor, Leasehold Architect or Leasehold Engineer, provided that Landlord receives written direction to make such direct payment for the applicable disbursement.

(c)    Any portion of the Leasehold Costs in excess of the Improvement Allowance shall be borne by Tenant. The following provisions shall apply with respect to disbursement of the Improvement Allowance.

(i)    In the event that the Leasehold Costs are equal to or less than the Improvement Allowance, then Landlord shall make disbursements of the Improvement Allowance to Tenant for the Leasehold Costs, net of previous disbursements therefrom.

(ii)    In the event that the Leasehold Costs are greater than the Improvement Allowance, then Landlord shall make disbursements of the Improvement Allowance (or such portion

Exhibit B, Page 4

thereof as has not previously been disbursed) to Tenant in pro rata payments, based on the percentage of the Leasehold Work that has been completed (but not in excess of the sums actually being disbursed to the Leasehold Contractor). If the cost to construct the Leasehold Work, as adjusted by any increase or decrease in Leasehold Costs resulting from change orders, will exceed the unapplied (and unreserved) portion of the Improvement Allowance (“Unused Allowance”), then Landlord’s pro rata share of the requisition shall be determined by multiplying said requisition by a fraction, the numerator of which is the amount of the Unused Allowance as of the date of such requisition, and the denominator of which is the net cost to complete the Leasehold Work (i.e., net of costs for the Leasehold Work previously paid) as adjusted by any increase or decrease in Leasehold Costs resulting from change orders as of such date.

(iii)    Tenant shall provide Landlord monthly with a written statement evidencing the Leasehold Costs incurred to date.

(d)    A retainage in an amount equal to ten percent (10%) of the Improvement Allowance shall be withheld from disbursement of the Improvement Allowance by Landlord until such time as the Close-Out Requirements set forth on Schedule I are completed.

(e)    All improvements that are funded by the Improvement Allowance shall be the property of Landlord; provided, however, that upon the expiration of the Term, Tenant shall be required to remove [(i) Leasehold Work equipment and/or fixtures that the Lease expressly requires Tenant to remove pursuant to other provisions of the Lease, and (ii) all Leasehold Work equipment and/or fixtures that constitute Non-standard Improvements and of which Landlord gave notice to Tenant at the time of approval of the plans and specifications therefor that such improvements would have to be removed upon the expiration of the Term.]2 Any damage and injury to the Premises or the Building caused by any such removal shall be repaired by Tenant, at Tenant’s sole expense.

7.    Additional Requirements. Tenant shall comply with, or shall cause the applicable party to comply with, the following requirements in connection with the Leasehold Work.

(a)    The Leasehold Contractor, its subcontractors and any other contractors engaged by Tenant in connection with the Leasehold Work shall comply with all Legal Requirements relating to employment or conditions of employment of its employees, including, without limitation, laws or regulations concerning workers’ compensation, social security, unemployment insurance, classification of employees, hours of labor, wages, working conditions, safety regulations and work practices. All work performed by Tenant, the Leasehold Contractor, its subcontractors and any other contractors engaged by Tenant in connection with the Leasehold Work shall be performed in a good and workmanlike and safe manner, in accordance with all applicable Legal Requirements and with the approved Leasehold Plans. Landlord shall have the right to cause Tenant to correct, replace or remove any improvements installed in the Premises by Tenant, the Leasehold Contractor, its subcontractors or any other contractors engaged by Tenant in connection with the Leasehold Work that do not comply with the preceding sentence.

(b)    Tenant, the Leasehold Contractor, its subcontractors and any other contractors engaged by Tenant in connection with the Leasehold Work shall comply with the Rules
____________________
2 Note: This is the same removal obligation per Section 9.4 of the Lease.

Exhibit B, Page 5

for Contractors attached hereto as Schedule II and with any additional or modified work rules that may be reasonably adopted by Landlord (“Rules for Contractors”) and shall coordinate on an ongoing basis with Landlord’s project manager and construction manager concerning construction-related matters.

(c)    Tenant shall be solely responsible for the progress of construction of the Leasehold Work and for the quality or fitness thereof. Tenant shall be liable for any breakage or damage to the Building (including, without limitation, the base building systems) caused by any act or omission of Tenant, the Leasehold Contractor, its subcontractors or any other contractors engaged by Tenant in connection with the Leasehold Work and each of their respective agents or employees.

(d)    Prior to the commencement of the Leasehold Work, Tenant shall (i) obtain all permits and approvals relating to the performance of the Leasehold Work required by any governmental or quasi-governmental agency (including, without limitation, any applicable design or architectural review boards or other governance boards) having jurisdiction over the Premises and deliver copies thereof to Landlord, (ii) deliver to Landlord a budget for the Leasehold Work, and (iii) deliver to Landlord certificates of insurance from the Leasehold Contractor and the applicable subcontractors (it being understood that certificates of insurance from subcontractors may be delivered after the commencement of the Leasehold Work so long as such certificates are delivered prior to the performance of the portion of the Leasehold Work applicable to such subcontractor).

(e)    Prior to Tenant’s occupancy of the Premises (or the affected portion thereof, as applicable), Tenant shall obtain all permits, approvals and required final inspections relating to the lawful occupancy of the Premises (or the affected portion thereof) required by any governmental or quasi-governmental agency (including, without limitation, any applicable design or architectural review boards or other governance boards) having jurisdiction over the Premises and deliver copies thereof to Landlord.

(f)    Upon completion of the Leasehold Work, Tenant and the Leasehold Contractor shall comply with, and provide Landlord with the documents and materials set forth in, the close-out requirements as set forth on Schedule I attached hereto.

8.    Construction Oversight Fee; Third Party Costs.

(a)    Tenant shall pay to Landlord a construction oversight fee (“Construction Oversight Fee”) in an amount equal to $2,500.00, which shall be paid from the Improvement Allowance.

(b)    Tenant shall pay to Landlord the reasonable, actual out-of-pocket costs incurred by Landlord for disciplines or trades that are not currently within Landlord’s capacity to perform in-house (e.g., structural engineering and MEP engineering) in connection with the review and approval of the Leasehold Plans (and any changes thereto) and in connection with the supervision of the performance of the Leasehold Work (capped at $2,500.00, per Section 8(a)), which may be paid from the Improvement Allowance (subject to the permitted application thereof pursuant to Section 6(a)).

Exhibit B, Page 6

Schedules to Exhibit B:

Schedule I        Close-Out Requirements
Schedule II        Rules for Contractors

Exhibit B, Page 7

SCHEDULE I

CLOSE-OUT REQUIREMENTS

The following items are required from the general contractor prior to final payment being made:

1.	Two (2) complete sets of all Operations and Maintenance Manuals with an index, as specified in the project manuals. The sets should consist of one (1) bound in notebooks and one (1) PDF copy.

2.
Two (2) sets of final, for-record, black line prints including architectural, structural, plumbing, fire protection, elevator, mechanical, and electrical drawings. The set should consist of one (1) PDF copy and one (1) hard copy. The drawings must include modifications made to the specifications, schedules and details and all changes initiated by requests for information and field orders.

3.	All original building permits and Non-Residential Use permits, or occupancy permits.

4.	Final Releases of Liens from the general contractor and all subcontractors.

5.	Two (2) copies of all warranties, including an approved roof warranty, if appropriate, with a corresponding warranty log. One (1) copy should be bound in notebooks and one (1) copy in PDF format.

6.	One (1) complete PDF set of all approved submittals and shop drawings and a copy of the final submittal log.

7.
A complete list of all subcontractors and suppliers with addresses, phone numbers and contact persons. Also, a listing of all vendors, including names, addresses, phone numbers and contact persons that will be providing warranty service during the warranty periods.

8.	Two (2) copies of an as-built finish schedule suitable for quick reference.

9.
Two (2) copies of NEBB certified air and water balancing reports, including as-built air balance drawings identifying AHU’s, VAV boxes, and air diffusers by NEBB numbering system. One (1) copy should be in PDF file format and once copy should set of black line prints.

10.	One (1) completed “Subcontractor/Supplier/Vendor Compliance Certification” form indicating compliance with all relevant and applicable Federal procurement laws, regulations, terms and conditions.

11.	When the general contractor considers the work to be ready for final acceptance, written certification shall be submitted stating the following:

(a)	Work has been completed in accordance with the Contract Documents;

Schedule I, Page 1

(b)	All punch list items and other deficiencies identified by the Certificate of Substantial Completion have been corrected;

(c)	Work has been inspected for compliance with Contract Documents;

(d)	All mechanical and electrical equipment and systems have been tested in the presence of the Owner’s representative and are operational; and

(e)	Final, for record drawings have been reviewed and are accurate.

Note: All electronic copies are to be distributed on USB flashdrive(s).

Schedule I, Page 2

SCHEDULE II

RULES FOR CONTRACTORS

[attached]